Exhibit 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601

Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

GENLYTE ANNOUNCES RECORD FIRST QUARTER EARNINGS OF $1.28 PER SHARE, UP 64.1%

Louisville, KY, April 28, 2005. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced record first quarter earnings per share of $1.28, a 64.1% increase over the first quarter of 2004.  The Company also reported record first quarter net sales of $301.4 million and net income of $18.0 million.  This compares to $277.4 million and $10.9 million reported for the first quarter of 2004 and increases of 8.7% and 65.8%, respectively.

Chairman, President and CEO Larry Powers said, “We are pleased to report first quarter increases in both sales and earnings.  The combination of adding new products and maintaining previously announced price increases helped us achieve higher sales and gross margins for the 1st quarter.  In addition, the Canadian dollar is 8% stronger this year than last year, and accounted for 1.2% or $3.7 million of our overall consolidated sales increase. Acquisitions did not significantly impact the 1st quarter sales improvements.

“Our residential and outdoor lighting sales exceeded expectations; however, certain parts of our business such as the commercial indoor fluorescent remain soft.  Pricing for the indoor fluorescent products remains very competitive.  We announced a 10% price increase last November covering all products including florescent. Although we have not achieved the full 10% price increase, the pricing in the indoor fluorescent business has improved by approximately 5% which has covered our cost increases. Clearly our results for the quarter would have been worse had we not refused to participate in lower margin business such as on-line auctions and multi-year bid projects with price reductions.

“We are pleased that our gross margin increased during the first quarter to 36.3% compared to 34.3% last year.  The operating profit margin increased during the first quarter to 10.6% from 9.0% last year.  These margin increases are primarily attributed to the price increases announced during May and November last year.  In addition, the product mix of higher value-added products and our de-emphasis of lower margin business helped overall margins.  Total order input during the quarter was relatively flat compared to last year and continued to decelerate during the quarter.  Our backlog is 6% below prior year.

“We continue to see cost increases in steel, freight, ballasts, medical benefits, audit fees, and interest rates.  While the Producer Price Index has increased about 4.9% since March 2004, many of our costs continue to grow at a much faster pace. We are encouraged by improvement in operating profit margin percentage, although higher costs are still eroding profits from our sales growth.  Key concerns in the near future are interest rates and the U.S. economy.  New housing starts have softened in relation to prior year and previous quarters, which could impact sales in the residential market as well as commercial retail construction.  The commercial construction markets are forecasted to grow in 2005, however, uncertainty in the economy could alter expectations.  Our short-term plan is to control expenses while adding new products.”

First quarter results also improved due to The Genlyte Group Incorporated completing the acquisition, at the close of business July 31, 2004, of the 32% minority interest in Genlyte Thomas Group LLC (GTG) owned by Thomas Industries Inc. (NYSE: TII) for cash plus transaction costs of approximately $402.1 million.

Vice President and Chief Financial Officer Bill Ferko stated, “During the quarter we used $23.4 million cash for operations plus plant and equipment investments compared to the first quarter of last year when we used $21.7 million of cash. The first quarter traditionally has heavy cash needs for tax payments, distributor rebates and incentive compensation payments. In addition, the change in accounts receivable and inventories from year-end increased the cash used in operations by $18.1 million.  Cash funds for capital investment include $6.6 million for the recently completed Cornwall, Ontario plant expansion and the new San Marcos, Texas facility scheduled for completion in the 3rd quarter.

“Our balance sheet remains very strong.  We closed the first quarter of 2005 with cash and short-term investments of $68.4 million and debt of $258.5 million, or a net debt position of $190.1 million, compared to net debt at the end of 2004 of $168.9 million.”

Live audio of Genlyte’s conference call with securities analysts, scheduled for 1:00 p.m. EDT on April 28 can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from www.vcall.com.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) controls a 100% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte Thomas sells lighting and lighting accessory products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite, Wide-Lite, and Canlyte.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation prices, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, the timing and magnitude of capital expenditures, as well as other risks discussed in the Company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	For the three months ended
	April 2, 2005	April 3, 2004	% Change

Net Sales	$301,361	$277,362	8.7%

Operating Profit	31,835	24,997	27.4%

Net Income	18,006	10,863	65.8%

E.P.S.*	$1.28	$0.78	64.1%

Average Shares Outstanding*	14,119	13,840	2.0%

* fully diluted

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED APRIL 2, 2005 AND APRIL 3, 2004

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	2005	2004
Net sales	$301,361	$277,362
Cost of sales	192,095	182,246
Gross profit	109,266	95,116
Selling and administrative expenses	76,830	69,887
Amortization of intangible assets	601	232
Operating profit	31,835	24,997
Interest (income) expense, net	2,382	(285)
Minority interest, net of income taxes	(31)	7,466
Income before income taxes	29,484	17,816
Income tax provision	11,478	6,953
Net income	$18,006	$10,863

Earnings per share:
Basic	$1.30	$0.80
Diluted	$1.28	$0.78

Weighted average number of shares outstanding:
Basic	13,815	13,586
Diluted	14,119	13,840

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 2, 2005 AND DECEMBER 31, 2004

(Amounts in thousands)

(Preliminary)

	(Unaudited)
	April 2,	December 31,
	2005	2004
Assets:
Current Assets:
Cash and cash equivalents	$67,527	$56,233
Short-term investments	826	18,619
Accounts receivable, less allowances for doubtful accounts of $12,311 and $10,724, as of April 2, 2005 and December 31, 2004	192,126	183,119
Inventories	158,745	150,077
Deferred income taxes and other current assets	31,508	31,381
Total current assets	450,732	439,429
Property, plant and equipment, at cost	444,017	434,790
Less: accumulated depreciation and amortization	287,746	281,316
Net property, plant and equipment	156,271	153,474
Goodwill	253,241	253,684
Other intangible assets, net of accumulated amortization	114,392	114,986
Other assets	6,313	4,097
Total Assets	$980,949	$965,670

Liabilities & Stockholders’ Equity:
Current Liabilities:
Short-term debt	$85,953	$92,489
Current maturities of long-term debt	20,289	20,202
Accounts payable	105,819	114,887
Accrued expenses	79,196	93,496
Total current liabilities	291,257	321,074
Long-term debt	152,302	131,029
Deferred income taxes	40,118	40,156
Minority interest	870	910
Accrued pension and other long-term liabilities	29,641	29,513
Total liabilities	514,188	522,682
Commitments and contingencies
Stockholders’ Equity:
Common stock	139	138
Additional paid-in capital	59,557	54,148
Retained earnings	390,679	372,673
Accumulated other comprehensive income	16,386	16,029
Total stockholders’ equity	466,761	442,988
Total Liabilities & Stockholders’ Equity	$980,949	$965,670

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED APRIL 2, 2005 AND APRIL 3, 2004

(Amounts in thousands)

(Unaudited and Preliminary)

	2005	2004
Cash Flows From Operating Activities:
Net income	$18,006	$10,863
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,753	6,398
Net loss (gain) from disposals of property, plant and equipment	78	(659)
Minority interest	(30)	6,902
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(9,267)	(24,712)
Inventories	(8,864)	(3,972)
Deferred income taxes and other current assets	(156)	(285)
Intangible and other assets	(149)	390
Increase (decrease) in:
Accounts payable	(8,616)	(356)
Accrued expenses	(14,085)	(11,471)
Accrued pension and other long-term liabilities	(25)	963
All other, net	2,281	514
Net cash used in operating activities	(13,074)	(15,425)
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(10,351)	(6,258)
Proceeds from sales of property, plant and equipment	—	474
Purchases of short-term investments	(820)	(19,345)
Proceeds from sales of short-term investments	18,283	35,082
Net cash provided by investing activities	7,112	9,953
Cash Flows From Financing Activities:
Decrease in short-term debt, net	(6,536)	—
Proceeds from long-term debt	29,530	—
Repayments of long-term debt	(8,170)	(70)
Net decrease in disbursements outstanding	(261)	(2,673)
Exercise of stock options	3,109	731
Net cash provided by (used in) financing activities	17,672	(2,012)
Effect of exchange rate changes on cash and cash equivalents	(415)	(14)
Net increase (decrease) in cash and cash equivalents	11,294	(7,498)
Cash and cash equivalents at beginning of period	56,233	82,136
Cash and cash equivalents at end of period	$67,527	$74,638

Supplemental Disclosure of Cash Flow Information:
Cash paid (received) during the period for:
Interest paid (received), net	$1,167	$(199)
Income taxes, net of refunds of $803 in 2005 and $3 in 2004	$7,373	$3,730

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

SELECTED SEGMENT DATA

FOR THE THREE MONTHS ENDED APRIL 2, 2005 AND APRIL 3, 2004

(Amounts in thousands)

(Unaudited and Preliminary)

	2005	2004
Net sales:
Commercial segment	$222,244	$204,221
Residential segment	40,090	35,361
Industrial & other segment	39,027	37,780
Total net sales	$301,361	$277,362

Operating profit:
Commercial segment	$21,965	$17,221
Residential segment	5,805	4,131
Industrial & other segment	4,065	3,645
Total operating profit	$31,835	$24,997